INVESTORS:                                                       MEDIA:
Dave Jessick                                                Karen Rugen
717-975-5750                                               717-730-7766
or investor@riteaid.com

FOR IMMEDIATE RELEASE

RITE AID ANNOUNCES COMPREHENSIVE $3.0 BILLION REFINANCING
PACKAGE

Multi-Faceted Refinancing Package Expected to Close During the Company's Second Fiscal Quarter When Completed, Transactions Will Significantly Reduce Company's Outstanding Debt And Debt Obligations Maturing Before March 2005

CAMP HILL, PA, (BUSINESS WIRE) May 16, 2001 -- Rite Aid Corporation (NYSE,
PSE: RAD) today announced the details of a comprehensive $3.0 billion refinancing package that includes a commitment for a new $1.9 billion senior secured credit facility fully underwritten by Citibank NA, J.P. Morgan Chase & Co., Credit Suisse First Boston Corporation and Fleet Retail Finance, Inc. Rite Aid said that upon completion of the planned transactions, scheduled to close during the company's second fiscal quarter, the company will have significantly reduced its debt and the amount of its debt maturing prior to March 2005.

The closing of the new credit facility is subject to the satisfaction of customary closing conditions and the issuance by Rite Aid of approximately $1.05 billion in new debt or equity securities, of which $527 million has already been committed or arranged. The company plans to raise, at a minimum, the additional $523 million by issuing equity and fixed income securities and through real estate mortgage financings in transactions which will close simultaneously with, and which will be conditioned upon, the closing of the new credit facility. The new credit facility will be secured by inventory, accounts receivable and certain other assets owned by Rite Aid subsidiaries. The facility will be used to repay the company's first and second lien debt, pay expenses associated with the planned refinancing and for general working capital purposes.

Bob Miller, chairman and chief executive officer of Rite Aid, said: "We are excited about the support for Rite Aid and its turnaround plan that these refinancing commitments represent and are confident we will complete these transactions this summer. This refinancing will eliminate uncertainty about Rite Aid and its 2002 debt obligations and will allow us to focus on continuing to improve same-store sales, cash flow and Rite Aid's overall financial performance."

Included in the $527 million in new debt and equity securities that has already been committed is a $149 million private placement comprised of 23 million shares of common stock committed on March 22, 2001 at $5.50 per share and 3.5 million shares of common stock committed on May 2, 2001 at $6.50 per share.

The closing of this equity investment will take place simultaneously with, and is contingent upon, the completion of the new credit facility.

The company also said that one of the holders has committed to exchange $152 million of the company's 10.5% Senior Secured Notes due 2002 for $152 million of new 12.5% Senior Secured Notes maturing in 2006. The new notes will be secured by a second lien on the collateral securing the new credit facility.

In connection with the exchange, the holder will receive five-year warrants to purchase 3.0 million shares of common stock at $6.00 per share. The exchange will take place simultaneously with, and is contingent upon, the closing of the new credit facility.

Rite Aid said that also included in the $527 million that has already been committed are recently completed or contracted private exchanges of its common stock for $226.2 million of its bank debt and 10.5% Senior Secured Notes due 2002.

Once the refinancing transactions are completed, Rite Aid's remaining debt due before March 2005 will be $152.0 million of the company's 5.25% Convertible Subordinated Notes due 2002, $107.8 million of its 6.00% Dealer Remarketable Securities due 2003, $259.2 million of its 10.5% Senior Secured Notes due 2002 and amortization of the new credit facility.

The company said it expects to use internally generated funds to retire both the 5.25% notes and the dealer remarketable securities at maturity and to meet its amortization payments under the new credit facility. It also said that funds to repay the 10.5% notes at maturity are included in the new credit facility.

The company is being advised on the refinancing by Salomon Smith Barney Inc., J.P. Morgan Chase & Co. and Credit Suisse First Boston Corporation.

Rite Aid said that the commitment letter for the new credit facility will be filed in its Form 10-K with the Securities and Exchange Commission.

The debt and equity securities to be offered by the company will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Rite Aid Corporation is one of the nation's leading drugstore chains with annual revenues of more than $14 billion and more than 3,600 stores in 30 states and the District of Columbia. Information about Rite Aid, including corporate background and press releases, is available through the company's website at http://www.riteaid.com.

This press release may contain forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements.

Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include the ability of the company to satisfy the conditions and requirements of financing commitments accepted by the company, final audit adjustments, completion of the SEC's review of the company's financial reporting and the impact of possible asset sales or other corporate transactions which the company is currently considering but the consummation of which is not assured.

Additional factors could include competitive pricing pressures, third-party prescription reimbursement levels, continued consolidation of the drugstore industry, consumer preferences, regulatory changes governing pharmacy practices, general economic conditions, inflation, merchandise supply constraints, interest rate movements, access to capital, the development of the Internet market for pharmaceuticals, availability of real estate, construction and start-up of drugstore and distribution center facilities.

Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.